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                                                                    EXHIBIT 99.2


       WEATHERFORD TO ACQUIRE PETROLINE WELLSYSTEMS FOR (POUND)104 Million

       Adds Latest Sand and Flow Control Technologies to Completions Unit


HOUSTON, Sept. 2, 1999 - Weatherford International, Inc. (NYSE: WFT) today announced that it has acquired Petroline Wellsystems Limited for (pound)104 million (approximately $165 million), of which (pound)20 million is payable in cash and (pound)84 million in Weatherford Common Stock.

Petroline, based in Aberdeen, Scotland, is a provider of premium completion products and services to the international oil and gas industry. It is the leading provider of flow control equipment in the North Sea and it was the first company to successfully introduce completion products using new expandable tube technology.

During the past year, Weatherford has been actively expanding its scope in well completion systems. The Petroline acquisition adds critical components to Weatherford's completion capabilities, including Petroline's patented expandable sand screen and slotted tube technology. This stable of "best-in-class" technologies will complement Weatherford's other completion strengths in liner hangers, production packers, inflatable packers, well screens and intelligent well technology.

In addition, Petroline's strong engineering capabilities will add to Weatherford's product development competencies. With its wide global reach, Weatherford expects to rapidly increase the availability and use of Petroline's products and services.

Petroline's product lines include premium flow control equipment and a range of specialized valves used for well completion, maintenance and reservoir isolation. Petroline also provides a variety of other premium products used for completion of offshore and deep wells.

Petroline's patented expandable slotted tubing (EST) products place it at the forefront of completion technology. The EST product line includes expandable sand screens, expandable completion liners, expandable isolation sleeves and expandable alternate bore liners.

These new technologies offer substantial cost savings and reservoir enhancement benefits when compared with traditional completion methods such as gravel packing or cemented and perforated liners. Petroline developed many of these products as the first licensee of Shell's expandable tubular technology.

"We are extremely excited about the addition of Petroline to the Weatherford group" said Bernard J. Duroc-Danner, Weatherford's Chairman and Chief Executive Officer. "We believe that the combination of Petroline's technology and people will provide us with a platform on which to expand into the high margin premium offshore and international completion markets." "Additionally, Petroline's patented EST technology should provide us with an important competitive advantage in providing our customer with high value-added completion systems. Petroline represents a key component of our long-term completion strategy."


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Houston-based Weatherford International, Inc. is one of the largest global providers of engineered products and services to the drilling and production sectors of the oil and gas industry.

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Contact:
Don Galletly   (713) 693-4148
Bruce Longaker  (713) 693-4161